Exhibit 3.1.2


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                                                                Filed by:

                          ROYAL HOLIDAY MOBILE ESTATES
          -------------------------------------------------------------

         We the undersigned           HAGIT BERNSTEIN, President,
                                      ---------------------------
HAGIT BERNSTEIN, Secretary of ROYAL HOLIDAY MOBILE ESTATES
--------------------------    ----------------------------
do hereby certify:

         That the Board of Directors of said corporation at a meeting duly convened, held on the 31st day of March, 2000, adopted a resolution to amend the original articles as follows:

          Article of Fourth is hereby amended to read as follows:

          "FOURTH, The Aggregate number of shares which the corporation shall have the authority to issue is Seventy-Five Million (75,000,000) shares of common stock at $.001 par value, and Ten Million (10,000,000) shares of Serial Preferred Stock at $.001 par value.

               A. Each share of Common Stock shall entitle the holder thereof to one vote on any matter submitted to a vote of or for consent of holders of Common Stock, Subject to the provisions of applicable law and this Article Fourth, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock. in the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

               B. Subject to the terms and provisions of this Article Fourth, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

                    (1) The series designation and Authorized number of shares;

                    (2) The  dividend  rate and the date or dates on which  such dividends will be payable;


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                    (3) The amount or amounts to be  received  by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

                    (4) The price or prices at which shares may be redeemed,  if
               any,   and  any   terms,   conditions,   limitations   upon  such
               redemptions;

                    (5) The sinking fund  provisions,  if any, for redemption or purchase of shares; and

                    (6) The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

               C. The holders of the shares of Common Stock or Serial Preferred Stock shall not be entitled to cumulative voting on any matter.

               D. Upon the amendment of this Article Fourth to read as hereinabove set forth, each one (1) outstanding share of common stock is forward split, reconstituted and converted into one hundred (100) shares of common stock, No fractional shares shall be issued.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 11,210; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class stock outstanding and entitled to vote thereon.


                           /s/ Hagit Bernstein
                           -------------------------
                           President or Vice President
                           HAGIT BERNSTEIN



                           /s/ Hagit Bernstein
                           -------------------------
                           Secretary or Assistant Secretary
                           HAGIT BERNSTEIN